Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated December 29, 2010, with respect to the consolidated financial statements of EE Group, LLC as of and for the years ended December 31, 2009 and 2008, included in the Current Report on Form 8-K/A of DCP Midstream Partners, LP dated February 4, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ UHY, LLP

Sterling Heights, Michigan

June 21, 2011